Exhibit 2.5

AMENDMENT

TO

FIRST AMENDED AND RESTATED MERGER AGREEMENT AND PLAN OF REORGANIZATION

This Amendment, dated as of September 28, 2024 (this “Amendment”), to the First Amended and Restated Merger Agreement and Plan of Reorganization, dated as of June 26, 2024 (the “First Amended Merger Agreement”), by and among Huajin (China) Holdings Limited (the “Company”), Xuehong Li, as Representative of the Shareholders of the Company (the “Shareholders’ Representative”), Oak Woods Acquisition Corporation (the “Purchaser”) and Oak Woods Merger Sub Inc. (the “Merger Sub”) (collectively, the “Parties”).

WHEREAS, the Parties agree to extend the closing date for the proposed merger transaction from September 28, 2024 to

March 28, 2025; and

WHEREAS, the Section 13.2 of Article XIII of the First Amended Merger Agreement permits the Parties to amend the First Amended Merger Agreement by execution of an instrument in writing signed by each of Company, Shareholders’ Representative, Purchaser and Merger Sub; and

WHEREAS, each of the Parties desires to amend the First Amended Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, Company, Shareholders’ Representative, Purchaser and Merger Sub hereby agree that the Section 12.5(a) of Article XII of the First Amended Merger Agreement is amended and restated in its entirety as follows:

“12.5 Break-Up Fee.

(a)	Notwithstanding the provisions above, other than with respect to the failure of: (1) the SEC to provide to the Purchaser its notice of no further comments to the Proxy Statement, (2) Nasdaq to complete the review required for the Merger and to approve the listing; or (3) the Purchaser to take the actions to comply with the obligations as set forth in Section 6.9 above, in the event that (i) the Closing does not take place by March 28, 2025 or a later date as extended by the Purchaser under Section 6.9 above, due to any material delay (including the failure of the Company to deliver the 2021 Financial Statements and/or 2022 or 2023 Financial Statements and/or Acquisition Target Company Audited Financials pursuant to Section 7.9 hereof) (provided such delay does not cause the Purchaser to liquidate under the SPAC Agreements) caused by or any reason directly attributable to the Company, any member of the Company Group or Shareholders’ Representative, or (ii) there is a valid and effective termination of this Agreement by the Purchaser pursuant to Sections 12.2(a) or Section 12.3(a), then the Company shall pay to the Purchaser a break-up fee in cash equal to Two Million U.S. Dollars ($2,000,000) ( the “Break- Up Fee”). The Break-Up Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within five (5) Business Days after the Purchaser delivers to the Company written notice of such termination in accordance with this Agreement.”

The First Amended Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

Purchaser:

OAK WOODS ACQUISITION CORPORATION

By:	/s/ Lixin Zheng
Name:	Lixin Zheng
Title:	Chief Executive Officer

Merger Sub:

OAK WOODS MERGER SUB INC.

By:	/s/ Lixin Zheng
Name:	Lixin Zheng
Title:	Chief Executive Officer

Company: HUAJIN (CHINA) HOLDINGS LIMITED

By:	/s/ Xuehong Li
Name:	Xuehong Li
Title:	Chairman of the Board of Directors

Shareholders’ Representative:

By:	/s/ Xuehong Li
Name:	Xuehong Li